As filed with the Securities and Exchange Commission on March 3, 2026.
Registration No. 333-287061

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

 POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-287061
UNDER
THE SECURITIES ACT OF 1933

 ASPEN INSURANCE HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	98-0501000 (I.R.S. Employer Identification No.)

141 Front Street Hamilton, Bermuda (Address of Principal Executive Offices)	HM 19 (Zip Code)
Aspen Insurance Holdings Limited 2025 Equity and Incentive Plan
Aspen Insurance Holdings Limited Share Incentive Plan
(Full title of the plans)

 Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (No. 333-287061) (the “Registration Statement”), filed with the United States Securities and Exchange Commission on May 8, 2025, registering the offer and sale by Aspen Insurance Holdings Limited, a Bermuda exempted company limited by shares (the “Registrant”) of (i) 4,939,472 Class A ordinary shares, par value $0.001 per share (“Ordinary Shares”), issuable pursuant to the Aspen Insurance Holdings Limited 2025 Equity and Incentive Plan and (ii) 227,083 Ordinary Shares, issuable pursuant to the Aspen Insurance Holdings Limited Share Incentive Plan.
On February 24, 2026, the Registrant completed its previously disclosed merger transaction with a wholly owned subsidiary of Sompo International Holdings Ltd. (“Sompo”) (TSE: 8630) that was contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 27, 2025 by and among the Registrant, Endurance Specialty Insurance Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Sompo (“Parent”), and Ajax Ltd., a Bermuda exempted company limited by shares and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In connection with the consummation of the Merger, the Registrant hereby terminates the Registration Statement and all offerings of its securities pursuant thereto and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on March 3, 2026.

ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/ Mark Pickering
Name:	Mark Pickering
Title:	Chief Financial Officer
No other person is required to sign the Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment in the City of Rocky Hill, State of Connecticut on March 3, 2026.

AUTHORIZED REPRESENTATIVE

By:	/s/ Timothy Lynch
Name:	Timothy Lynch
Title:	US General Counsel, Aspen Insurance U.S. Services, Inc.
No other person is required to sign the Post-Effective Amendment in reliance on Rule 478 under the Securities Act of 1933, as amended.